                                                                    EXHIBIT 21.1

                WACKENHUT CORRECTIONS CORPORATION'S SUBSIDIARIES

WACKENHUT CORRECTIONS (UK) LIMITED

WACKENHUT CORRECTIONS CORPORATION AUSTRALIA PTY LIMITED

WACKENHUT CORRECTIONAL SERVICES PTY LIMITED

AUSTRALASIAN CORRECTIONAL SERVICES PTY LTD.

PREMIER CUSTODIAL DEVELOPMENT LIMITED

AUSTRALASIAN CORRECTIONAL MANAGEMENT LIMITED

AUSTRALASIAN CORRECTIONAL MANAGEMENT PTY LIMITED

AUSTRALASIAN CORRECTIONAL INVESTMENT PTY LIMITED

ATLANTIC SHORES HEALTHCARE, INC.

MIRAMICHI YOUTH CENTRE MANAGEMENT, INC.

CANADIAN CORRECTIONAL MANAGEMENT INC.

WACKENHUT CORRECTIONS N.V.

WACKENHUT CORRECTIONS PUERTO RICO, INC.

WCC DEVELOPMENT, INC.

WCC/FL/01, INC.

WCC/FL/02, INC.

WCC RE HOLDINGS, INC.

WACKENHUT CORRECTIONS DESIGN SERVICES, INC.

WCC FINANCIAL, INC.

WACKENHUT CORRECTIONS SOUTH AFRICA PTY LIMITED